Exhibit 10.8

Matching Restricted Stock Unit Award
Terms and Conditions
Under
KEURIG DR PEPPER OMNIBUS INCENTIVE PLAN OF 2009
(As AMENDED THROUGH July 9, 2018)

This instrument (the “Terms and Conditions”) evidences the grant effective on September 13, 2018 (the “Grant Date”) of an award of restricted stock units (the “Restricted Stock Units”) by Keurig Dr Pepper Inc., a Delaware corporation (the “Company”), under the Keurig Dr Pepper Omnibus Incentive Plan of 2009, as amended (the “Plan”). Any term capitalized but not defined in these Terms and Conditions will have the meaning set forth in the Plan. The Restricted Stock Units granted hereby are granted as a matching award (the “Award”) on the condition that you hold Shares (as hereinafter defined) (whether you shall have purchased such Shares through open market transactions consistent with the Company’s applicable securities trading policies; received such Shares in connection with your conversion of Dr Pepper Snapple Group, Inc. (“DPSG”) equity in the merger by and between a wholly owned subsidiary of DPSG and Maple Parent Holdings Corp. on July 9, 2018 (the “Merger”) or otherwise), in your Morgan Stanley Smith Barney LLC (“Morgan Stanley”) account established by the Company on your behalf or such other account that the Company has provided its express consent to treat as a measurement account and which you have agreed to provide the Company statements evidencing your ownership of Shares promptly upon request of the Company (such account(s), your “Measurement Account”) on the Share Ownership Determination Date (as defined below), and on the Share Ownership Determination Date such number of Shares in your Measurement Account equal or exceed the number of shares you elected to purchase in your Investment Election (the “Minimum Share Ownership Condition”).

1.	Restricted Stock Unit Grant.

(a)
In accordance with the terms of the Plan and subject to these Terms and Conditions, as of the Grant Date you are hereby granted the number of Restricted Stock Units in the shares of Common Stock of the Company (each, a “Share”) set forth in your award notice (the “Award”). The Restricted Stock Units, and any Shares acquired upon settlement thereof, are subject to the following terms and conditions and to the provisions of the Plan, the terms of which are incorporated by reference herein.

(b)
Share Ownership Condition. Notwithstanding anything else contained herein to the contrary, you shall forfeit the Specified Portion (as defined below) of the Restricted Stock Units on the Share Ownership Determination Date, if on such date you have not satisfied the Minimum Share Ownership Condition. If on the Share Ownership Determination Date, you hold Shares in your Measurement Account (the “Owned Shares”) representing at least the number of Shares required to satisfy the minimum investment required under the Elite Investment Plan (such minimum number of Shares required to participate in the Elite Investment Plan, the “Baseline Number of Shares”), the Specified Portion shall mean a percentage determined by dividing (i) the remainder of (A) the number of Shares required to satisfy the Minimum Share Ownership Condition (the “Target Number of Shares”) minus (B) the Owned Shares by (ii) the Target Number of Shares. The “Share Ownership Determination Date” shall mean the earliest to occur of (i) September 5, 2019, (ii) the date on which a Change in Control (as defined below) occurs; (iii) the date on which your Service (as defined below) terminates by reason of your death or Disability (as defined below); and (iv) the date which is 90 days prior to the date on which your Service terminates due to your Retirement (as defined below).

(c)	Risk of Forfeiture.

Exhibit 10.8

(i)
You acknowledge and agree that the Restricted Stock Units granted in accordance with these Terms and Conditions were granted to you because you agreed to hold, on the Share Ownership Determination Date and in your Measurement Account, the Target Number of Shares (or Specified Portion thereof, if applicable) (the “Matching Shares”).

(ii)
If you do not continue to own the Baseline Number of Shares on the Share Ownership Determination Date or at any time after the Share Ownership Date and prior to the Vesting Date, you shall forfeit this Award in its entirety.

(iii)
Except as provided in the next sentence, if you transfer any Matching Shares outside of your Measurement Account prior to the Vesting Date you shall forfeit a corresponding portion of Restricted Stock Units for each Matching Share you transfer outside of your Measurement Account. However, no forfeiture shall occur under the immediately preceding sentence upon a transfer of Matching Shares to an immediate family member or a trust, partnership or other collective ownership vehicle solely for the benefit of you and your immediate family members, so long as following such transfer all of the transfer and forfeiture restrictions otherwise applicable in respect of your Matching Shares continue to apply to such family member or collective ownership vehicle on the same terms as applied to you immediately prior to such transfer, and that you continue to provide the Company with audit rights over such holdings.

2.	Vesting Period.

(a)
In General. The Restricted Stock Units shall vest on the date that is fifth anniversary of the Grant Date (the “Vesting Date”), provided that you have remained in continuous Service through such date and provided that you have not forfeited such Restricted Stock Units pursuant to Section 1(c) hereof.

(b)	Death or Disability. The Restricted Stock Units shall vest in full in the event of your termination of Service by reason of death or Disability.

(c)
Retirement. If before the Restricted Stock Units have otherwise become vested your Service terminates due to Retirement, then the Restricted Stock Units shall (i) immediately become vested with respect to that portion of the Restricted Stock Units determined by multiplying the Restricted Stock Units by a fraction, the numerator of which is the number of complete months elapsed from the Grant Date of this Award to the date of your Retirement and the denominator of which is 60, and (ii) be immediately forfeited and canceled with respect to the remaining Restricted Stock Units. For purposes of this Agreement, “Retirement” means your termination of Service (other than a termination of Service for Cause) after attaining age 60 and having completed at least 5 years of continuous service with the Company and its Subsidiaries or any of their respective affiliates.

(d)	Change in Control. In the event of a Change in Control, any Restricted Stock Units then outstanding shall continue in effect or shall become vested and payable, in either case, as

Exhibit 10.8

provided in, and subject to the conditions of, Section 4. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following:

(i)
any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company or JAB Holding Company S.a.r.l and any successor thereto (the “Parent”), or any affiliate of the Company or the Parent, is or becomes the “beneficial owner” (as defined below), directly or indirectly, of securities representing more than 50% of the combined voting power of the Company’s then outstanding securities.  For purposes of this clause (i), “beneficial owner” has the meaning given that term in Rule 13d‑3 under the Exchange Act, except that a person shall be deemed to be the "beneficial owner" of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the 60-day period referred to in such Rule; or

(ii)
the consummation of a plan or agreement approved by the Company’s or the Parent’s shareholders, providing (i) for a merger or consolidation of the Company (other than with a wholly owned subsidiary of such entity and other than a merger or consolidation that would result in the voting securities of such entity outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of such entity or such surviving entity outstanding immediately after such merger or consolidation or (ii) for a sale, exchange or other disposition of all or substantially all of the business or assets of the Company.

(e)
Service. For purposes of this Agreement, “Service” means the provision of services in the capacity of an employee or Director. For purposes of this Agreement, “Director” means any person who is not an employee and who is serving as a member of the Board of Directors of the Company (the “Board”), the board of directors or equivalent governing body of any of the Company’s subsidiaries or affiliates. If, upon termination of employment with the Company, any Subsidiary or any of their respective affiliates, you become or continue to serve as a member of the Board or the board of directors of such an affiliate you shall not be deemed to have had an interruption in Service. For this purpose, years of service shall be based on the period of time elapsed from your commencement of services (whether as an employee of Director) with the Company, any of its Subsidiaries or any of their respective affiliates to the date such services terminate, whether due to Retirement, death, Disability or for any other reason. A transfer of Service from the Company to a Subsidiary or an affiliate or from an affiliate of the Company to the Company, a Subsidiary or another affiliate of the Company shall not constitute a termination of Service. All determinations regarding Service, including whether any leave of absence is a termination of Service, shall be made by the Remuneration and Nomination Committee (the “Committee”).

3.	Settlement of Restricted Stock Units.

(a)	Timing of Settlement. The Shares related to such vested Restricted Stock Units shall be delivered promptly (and in all events within 60 days) following the date such Restricted Stock Units vest.

Exhibit 10.8

(b)
Withholding Obligation. Upon settlement of any Restricted Stock Units, all federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld (each, a “Withholding Tax”) must be satisfied, in the Company’s sole discretion, by either (i) by you paying the amount of required Withholding Tax to the Company in cash, (ii) by the Company selling that number of whole Shares that you have acquired through the vesting of Restricted Stock Units having a Fair Market Value at least equal to the amount of the required Withholding Tax, (iii) by the Company withholding Shares otherwise issuable in respect of the Restricted Stock Units having a Fair Market Value at least equal to the amount of the required Withholding Tax, or (iv) by a combination of the foregoing; provided, however, that if and to the extent that the Withholding Tax is satisfied using Shares issuable in settlement of the Restricted Stock Units and if necessary to avoid an adverse financial accounting consequence for the Company, the applicable Withholding Tax shall be based on the minimum amount required to be withheld at applicable law. The “Fair Market Value” of a Share on any date shall be the closing price of a Share on such date on the principal national securities exchange on which the Shares are then listed, or if there were no sales on such date, on the next preceding day on which there were sales, or if such Shares are not listed on a national securities exchange, the last reported bid price in the applicable over-the-counter market.

4.	Change in Control.

(a)
Double Trigger Protection Upon a Change in Control. In the event of a Change in Control, unless otherwise determined by the Committee prior to the occurrence of a Change in Control, the Company shall take all actions necessary or appropriate to assure that each Award outstanding under the Plan shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an "Alternative Award") by the entity for which you will be performing Service immediately following the Change in Control (or the parent or a subsidiary of such entity); provided that any such Alternative Award must provide that if your Service is terminated upon or following such Change in Control (x) by the Company other than for Cause or (y) by you for Good Reason (as defined below), in either case, within 24 months following the Change in Control, your rights under each such Alternative Award shall become fully vested and exercisable or payable, whichever is applicable, in accordance with its otherwise applicable terms (including, without limitation, provisions similar to Section 4(d) hereof). In addition, any such Alternative Award granted to you must

(i)
provide you with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under the corresponding Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment (including all provisions applicable in respect of such Award that provide for accelerated vesting); and

(ii)	have substantially equivalent economic value to such Award (as determined by the Committee as constituted immediately prior to the Change in Control).

(b)
Accelerated Vesting and Payment. Notwithstanding the provisions of Section 4(a), the Committee may otherwise determine that, upon the occurrence of a Change in Control, all or any portion of the Restricted Stock Units that are then still outstanding shall become vested and shall be immediately payable in Shares (or, if so directed by the Committee, cash in an amount equal to the Fair Market Value of the Shares that would otherwise have been deliverable to you).

Exhibit 10.8

(c)
Good Reason. For purposes of this Section 4, “Good Reason” shall have the meaning set forth in any employment, severance or other bilateral written agreement between you and the Company, a Subsidiary or any affiliate of the Company. If there is no employment, severance or other bilateral written agreement between you and the Company, a Subsidiary or an affiliate of the Company, or if such agreement does not define “Good Reason,” then “Good Reason” shall mean the occurrence of any of the following:

(i)	a material reduction in your base salary, other than as part of an overall expense reduction program that is generally applicable to all similarly situated employees;

(ii)
a material adverse reduction in your duties and responsibilities such that you are required to serve in a position that is at least two salary grades lower than the position in which you had been serving prior to such reduction;

(iii)	the relocation of your principal workplace without your consent to a location more than 50 miles distant from the location at which you had previously been principally providing services.

(d)
Deferred Compensation Subject to Section 409A. Notwithstanding the foregoing provisions of this Section 4, if you are or will become eligible for Retirement prior to the date that the Restricted Stock Units would otherwise vest in accordance with the terms hereof (“Retirement Eligible Units”), such Restricted Stock Units shall not become payable at the time specified under the provisions of Section 4(a) or 4(b). Instead, to the extent that any such Retirement Eligible Units become vested in accordance with the terms of the Plan or these Terms and Conditions (including Section 4(a) or 4(b)), such Restricted Stock Units shall be payable at the time that they would otherwise have been payable without regard to the occurrence of a Change in Control.

(e)
Provisions Related to Golden Parachute Excise Tax. Notwithstanding anything to the contrary contained in these Terms and Conditions, to the extent that any of the payments and benefits provided for under the Plan, any Award or any other agreement or arrangement between the Company, any Subsidiary or any of their respective affiliates and you (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of section 280G of the Code (a “Parachute Payment”), then, if and solely to the extent that reducing the benefits payable hereunder would result in your receiving a greater amount, on an after-tax basis, taking into account any Excise Tax and all applicable income, employment and other taxes payable on such amounts, the amount of such Payments shall be reduced to the amount (the “Safe Harbor Amount”) that would result in no portion of the Payments being treated as an excess parachute payment pursuant to section 280G of the Code (the “Excise Tax”). Any reduction in the amount of compensation or benefits effected pursuant to this Section 4 shall first come, in order and, in each case, solely to the extent necessary, from any cash severance benefits payable to you, then ratably from any other payments which are treated in their entirety as Parachute Payments and then ratably from any other Parachute Payments payable to you.

5.	Nontransferability of Restricted Stock Units; Transferability of Shares.

(a)
The Restricted Stock Units granted hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent or distribution and all rights with respect to the Restricted Stock Units shall be

Exhibit 10.8

available during your lifetime only to you or your guardian or legal representative. The Committee may, in its sole discretion, require your guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of you.

6.
No Limitation on Rights of the Company. The grant of the Restricted Stock Units does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

7.
Plan and Terms and Conditions Not a Contract of Employment or Service. Neither the Plan nor these Terms and Conditions are a contract of employment or Service, and no terms of your employment or Service will be affected in any way by the Plan, these Terms and Conditions or related instruments, except to the extent specifically expressed therein. Neither the Plan nor these Terms and Conditions will be construed as conferring any legal rights on you to continue to be employed or remain in Service with the Company, nor will it interfere with any right of the Company, any Subsidiary or any of their respective affiliates to discharge you or to deal with you regardless of the existence of the Plan, these Terms and Conditions or the Restricted Stock Units.

8.
No Rights as a Shareholder; Company Audit Rights. Before the date as of which you are recorded on the books of the Company as the holder of any Shares related to the Restricted Stock Units, you will have no rights as a shareholder (including the right to receive dividends) by reason of this Restricted Stock Units Award. You acknowledge and agree that the Company may at any time and from time to time verify your Matching Shares in your Measurement Account, and that the Company may require you to provide certifications with respect to your Matching Shares in the Measurement Account or otherwise, in order to confirm that you are continuing to meet the Minimum Share Ownership Condition (or portion thereof, if applicable).

9.
Continued Effect of Award Agreement. To the extent that the Plan or these Terms and Conditions contain provisions that are intended to have effect after the date(s) as of which your rights in respect to the Restricted Stock Unit Award have become vested (including, but not limited to, following the date of your termination of Service), this Restricted Stock Unit Award and any Shares issued in respect of such Restricted Stock Unit Award shall continue to be subject to the terms of the Plan and these Terms and Conditions

10.
Securities Law Requirements. If at any time the Committee determines that issuing Shares would violate applicable securities laws, the Company will not be required to issue such Shares. The Committee may declare any provision of these Terms and Conditions or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules. As a condition to issuance, the Company may require you to make written representations it deems necessary or desirable to comply with applicable securities laws. No person who acquires Shares under these Terms and Conditions may sell the Shares, unless they make the offer and sale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is current and includes the Shares to be sold, or an exemption from the registration requirements of the Securities Act.

11.
Notice. Any notice or other communication required or permitted under these Terms and Conditions must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given when delivered personally or, if mailed, three (3) days after the date of deposit in the United

Exhibit 10.8

States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to:

Keurig Dr Pepper Inc.
53 South Ave
Burlington, MA 01803
Attention: Chief Legal Officer, Corporate General Counsel and Secretary
Notice to you should be sent to the address on file with the Company. Either party may change the Person and/or address to which the other party must give notice under this Section 11 by giving such other party written notice of such change, in accordance with the procedures described above.

12.
Successors. All obligations of the Company under these Terms and Conditions will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.

13.
Governing Law. To the extent not preempted by federal law, these Terms and Conditions will be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.

14.
Plan Document Controls. The rights granted under these Terms and Conditions are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in these Terms and Conditions. If the terms of these Terms and Conditions conflict with the terms of the Plan document, the Plan document will control.

15.
Amendment. These Terms and Conditions may be amended unilaterally by the Company to the extent determined by the Committee and permitted under the Plan, or by a written instrument signed by both parties.

16.
Entire Agreement. These Terms and Conditions, together with the Plan, constitute the entire obligation of the parties with respect to the subject matter of these Terms and Conditions and supersede any prior written or oral expressions of intent or understanding with respect to such subject matter.

17.
Administration. The Committee administers the Plan and these Terms and Conditions. Your rights under these Terms and Conditions are expressly subject to the terms and conditions of the Plan, including any guidelines the Committee adopts from time to time. You hereby acknowledge receipt of a copy of the Plan.

18.
Section 409A. The Restricted Stock Units awarded pursuant to these Terms and Conditions are intended to comply with or, in the alternative, be exempt from Section 409A. Any reference to a termination of Service shall be construed as a “separation from service” for purposes of Section 409A.

19.
Data Protection. By accepting the award of Restricted Stock Units, you hereby agree to permit the Company, its Subsidiaries and each of their respective affiliates to process personal data and sensitive personal data about you in connection with the Plan. Such data includes, but is not limited to, the information provided hereunder and any changes thereto, other appropriate

Exhibit 10.8

personal and financial data, and information about your participation in the Plan and the Restricted Stock Units granted to you under the Plan from time to time (collectively, “Personal Data”). You consent to each and any of the Company, any Subsidiary and each of their respective affiliates processing and transferring any Personal Data outside the country in which you work or are employed to the United States and any other third countries. The legal persons for whom Personal Data is intended include the Company, each Subsidiary and each of their respective affiliates, the Committee and the Board, any administrator selected from time to time to administer the Plan, and any other person or entity that the Company, the Committee or the Board involves in the administration of the Plan. Each of the Company, any Subsidiary and each of their respective will take all reasonable measures to keep Personal Data confidential and accurate. You can access and correct your Personal Data by contacting your human resources representative. By accepting participation in the Plan, you agree and acknowledge that the transfer of information is important to the administration of the Plan and failure to consent to the transmission of that information may limit your ability to participate in the Plan.